Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Brian Keogh 425-453-9400

ESTERLINE ANNOUNCES CASH TENDER OFFER AND CONSENT SOLICITATION

BELLEVUE, Wash., July 19, 2010 — Esterline Corporation (NYSE: ESL www.esterline.com), a leading specialty manufacturer serving aerospace/defense markets, today announced that it is commencing a cash tender offer and consent solicitation (the “Tender Offer”) pursuant to an Offer to Purchase and Consent Solicitation Statement, dated July 19, 2010, and a related Letter of Transmittal and Consent.

Upon the terms and subject to the conditions described in the Offer to Purchase and the Letter of Transmittal, Esterline is offering to repurchase for cash any and all of its $175 million outstanding 7 3/4% Senior Subordinated Notes due 2013 (the “2013 Notes”) and soliciting consents to certain proposed amendments to the indenture governing such notes to, among other things, eliminate substantially all of the restrictive covenants and certain events of default contained in the indenture governing such notes.

Simultaneously with the Tender Offer, Esterline is commencing a private placement of $200 million aggregate principal amount of senior notes (the “Note Offering”), the net proceeds of which are expected to be used in connection with the Tender Offer to refinance the 2013 Notes.

Brad Lawrence, Esterline’s President and Chief Executive Officer, stated that “…this transaction represents a timely and attractive opportunity for Esterline to extend the maturity of its long-term debt, lower overall interests costs, and improve our strategic flexibility, thereby enhancing long-term value for our shareholders.”

The Tender Offer is subject to certain conditions as set forth in the Offer to Purchase, which include without limitation, (i) consummation of the Note Offering on substantially the terms and subject to the conditions set forth in the related preliminary offering memorandum, in each case, satisfactory to us, in our sole discretion; and (ii) receipt of consents representing not less than a majority in aggregate principal amount of the 2013 Notes.

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Holders of 2013 Notes who validly tender their 2013 Notes and deliver their consents on or prior to 5:00 p.m., New York City time, on July 30, 2010 (the “Consent Date”) will be eligible to receive aggregate consideration equal to $1,015.42 per $1,000 principal amount of 2013 Notes tendered, which includes a consent payment of $15.00 per $1,000 principal amount of 2013 Notes. Holders who tender their 2013 Notes after the Consent Date but prior to the expiration time of 8:00 a.m., New York City time, on August 16, 2010 will not be eligible to receive the consent payment and will only receive $1,000.42 per $1,000 principal amount of 2013 Notes tendered.

In addition to the applicable tender consideration, all holders of 2013 Notes that are validly tendered and accepted for purchase (and not validly withdrawn) will also receive accrued and unpaid interest on the 2013 Notes from the last interest payment date to, but not including the applicable settlement date.

Esterline has engaged BofA Merrill Lynch and Wells Fargo Securities to serve as Joint Dealer Managers and Solicitation Agents for the Tender Offer. For additional information, please contact BofA Merrill Lynch at (888) 292-0070 (U.S. toll free) or (980) 388-9217 (collect) or Wells Fargo Securities at (866) 309-6316 (U.S. toll free) or (704) 715-8341 (collect). Requests for copies of the Offer to Purchase and Letter of Transmittal may be obtained by contacting Mackenzie Partners at (800) 322-2885 (U.S. toll free) or (212) 929-5500 (collect).

This press release does not constitute an offer to purchase the notes or a solicitation of consents to amend the related indenture, nor shall it constitute an offer or solicitation in any jurisdiction in which such offer or solicitation is unlawful.

About Esterline:

Esterline Corporation is a leading world-wide supplier to the aerospace and defense industry specializing in three core areas: Avionics & Controls, Sensors & Systems, and Advanced Materials. Operations within the Avionics & Controls segment focus on high-technology electronics products for military and commercial aircraft and land- and sea-based military vehicles, secure communications systems, specialized medical equipment, and other industrial applications. The Sensors & Systems segment includes operations that produce high-precision temperature and pressure sensors, electrical power distribution equipment, and other related systems principally for aerospace and defense customers. Operations within the Advanced Materials segment focus on technologies including high-temperature resistant materials and components used for a wide range of military and commercial aerospace purposes and combustible ordnance and countermeasure products.

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This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “should” or “will,” or the negative of such terms, or other comparable terminology. These forward-looking statements are only predictions based on the current intent and expectations of the management of Esterline, are not guarantees of future performance or actions, and involve risks and uncertainties that are difficult to predict and may cause Esterline’s or its industry’s actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Esterline’s actual results and the timing and outcome of events may differ materially from those expressed in or implied by the forward-looking statements due to risks detailed in Esterline’s public filings with the Securities and Exchange Commission including its most recent Annual Report on Form 10-K.